News Release

Mastercard Names Harit Talwar to Board of Directors

PURCHASE, N.Y. – January 12, 2022 – Mastercard Incorporated (NYSE: MA) today announced that its board of directors has named Harit Talwar as an independent director, effective April 1, 2022.

“Harit is a unique leader who has had great success in the consumer payments, digital and traditional banking worlds,” said Merit Janow, independent chair of Mastercard’s board of directors. “His accomplishments in payments speak for themselves, as he delivered results and consumer value at every step in a global and groundbreaking career. We expect his experiences will deepen the Board’s ability to provide guidance to the company for the next phase of our growth.”

Throughout his 35-year career, Talwar has held various payments and consumer banking leadership positions across the globe. Most recently, he led the creation of Marcus, Goldman Sachs’ first consumer business. In just five years, Marcus became one of the world’s largest neobanks.

Previously, he was chief marketing officer of Discover Financial Services and president of the company’s U.S. cards business. He also served as managing director of Morgan Stanley’s Consumer Banking Group International following a 15-year tenure at Citi, which saw him leading businesses across Europe, India, the Middle East and North America.

He currently serves as co-chairman of the American India Foundation and sits on the Asia Society’s global board of trustees. He is also a founder and trustee of Ashoka University, a liberal arts school focused on helping students prepare to be ethical leaders in an increasingly complex world.

Talwar holds a bachelor’s degree in Economics from Delhi University and a Master of Business Administration from the Indian Institute of Management Ahmedabad.

About Mastercard (NYSE: MA)
Mastercard is a global technology company in the payments industry. Our mission is to connect and power an inclusive, digital economy that benefits everyone, everywhere by making transactions safe, simple, smart and accessible. Using secure data and networks, partnerships and passion, our innovations and solutions help individuals, financial institutions, governments and businesses realize their greatest potential. Our decency quotient, or DQ, drives our culture and everything we do inside and outside of our company. With connections across more than 210 countries and territories, we are building a sustainable world that unlocks priceless possibilities for all.
www.mastercard.com

Media Contact
Seth Eisen, Global Communications, Mastercard
+1 (914) 249 3153 | Seth.Eisen@mastercard.com

Investor Contact
Seth Pruss, Investor Relations, Mastercard
+1 (914) 249 2264| investor.relations@mastercard.com